Exhibit 99.1

Olympic Steel Reports 2015 Fourth-Quarter and Full-Year Results

Cash Generated From Operations in 2015 Tops $107 Million

Debt Reduced by $99 Million During the Year

CLEVELAND--(BUSINESS WIRE)--February 25, 2016--Olympic Steel Inc., (Nasdaq: ZEUS), a national metals service center, today announced financial results for the fourth quarter and full year ended Dec. 31, 2015.

Consolidated 2015 fourth-quarter net sales were $237.5 million, down from the $326.7 million fourth-quarter record net sales reported in 2014. Full-year net sales fell 18% to $1.2 billion from $1.4 billion in 2014, which was also an annual record. Sharply lower market prices and weaker demand, compared with last year, led to the net sales decrease in the fourth quarter and full year of 2015.

“Prior to the start of the year, we anticipated challenging industry conditions in 2015 and promptly executed an internal plan to cope with external developments,” said Chairman and Chief Executive Officer Michael D. Siegal. “During the year, proactive actions lowered operating expenses by more than $24 million, and prudent management of working capital helped generate more than $107 million in positive cash flow. Much of this cash was used to strengthen our balance sheet, as we reduced debt by more than $99 million during the year.”

For the fourth quarter of 2015, the Company reported a net loss of $5.0 million, or $0.45 per share. This compares with a net loss of $26.9 million, or $2.42 per share, in 2014’s fourth quarter, when results were negatively impacted by a $23.8 million goodwill impairment charge.

The reported net loss in 2015 was $26.8 million, or $2.39 per share, compared with a net loss of $19.1 million, or $1.71 per share, in 2014. In 2015, $25.0 million of goodwill and intangible assets were impaired, versus $23.8 million in 2014. Net income was negatively impacted by $1.93 per share in 2015 and by $2.14 per share in 2014, as a result of impairment charges. LIFO income was $3.3 million in 2015, compared with 2014 LIFO expense of $0.4 million.

“Looking ahead, Olympic Steel enters 2016 with a particularly strong balance sheet, a significantly lower operating expense base aligned with the industry-wide decline in sales volumes, and faster-turning inventory. Although steel prices have firmed from the 2015 market lows of December, the industry environment remains uncertain. Our proven and continued discipline in cost containment and working capital management supported by a flexible, low-cost debt position is the right approach to weather persistently weak industry conditions. We believe that we are favorably positioned to take advantage of the market,” concluded Mr. Siegal.

Conference Call and Webcast

A simulcast of Olympic Steel’s 2015 fourth-quarter and full-year earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10 a.m. ET today and a replay of the call will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; competitive factors such as the availability, global production levels and pricing of metals, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; cyclicality and volatility within the metals industry; the strengthening of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the increased levels of imported steel in the United States; the availability and costs of transportation and logistical services; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve our customer service, and achieve cost savings, including our internal program to improve earnings; our ability to generate free cash flow through operations and limited future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including additional impairment charges related to indefinite lived intangible assets; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including our business information system implementations; the successes of our operational excellence initiatives to improve our operating, cultural and management systems and reduce our costs; the ability to comply with the terms of our asset-based credit facility; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the impacts of union organizing activities and the success of union contract renewals; the timing and outcomes of inventory lower of cost or market adjustments, especially during periods of declining market pricing; the ability of our customers (especially those that may be highly leveraged, and those with inadequate liquidity) to maintain their credit availability; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory valuation; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security threats; access to capital and global credit markets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of any repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs for such contingencies.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 33 facilities in North America.

For additional information, please visit the Company’s website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2015	2014	2015	2014
	(unaudited)		(audited)
Net sales	$237,505	$326,693	$1,175,543	$1,436,270

Costs and expenses
Cost of materials sold (excludes items shown separately below)	188,265	268,342	942,214	1,160,310
Warehouse and processing	19,891	22,099	85,411	92,170
Administrative and general	15,701	16,877	64,987	72,219
Distribution	8,254	9,525	36,073	41,312
Selling	5,051	5,494	21,158	24,799
Occupancy	2,280	2,408	9,492	10,052
Depreciation	4,520	4,552	18,147	19,891
Amortization	222	222	889	889
Goodwill and intangible asset impairment	500	23,836	24,951	23,836

Total costs and expenses	244,684	353,355	1,203,322	1,445,478

Operating income (loss)	(7,179)	(26,662)	(27,779)	(9,208)

Other income (loss), net	16	(104)	(125)	(126)

Income (loss) before interest and income taxes	(7,163)	(26,766)	(27,904)	(9,334)
Interest and other expense on debt	1,251	1,646	5,690	6,780
Income (loss) before income taxes	(8,414)	(28,412)	(33,594)	(16,114)
Income tax provision (benefit)	(3,426)	(1,521)	(6,817)	2,950

Net income (loss)	$(4,988)	$(26,891)	$(26,777)	$(19,064)

Earnings per share:

Net income (loss) per share - basic	$(0.45)	$(2.42)	$(2.39)	$(1.71)

Weighted average shares outstanding - basic	11,173	11,127	11,192	11,120

Net income (loss) per share - diluted	$(0.45)	$(2.42)	$(2.39)	$(1.71)

Weighted average shares outstanding - diluted	11,173	11,127	11,192	11,120

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Dec. 31,
	2015	2014
	(audited)
Assets

Cash and cash equivalents	$1,604	$2,238
Accounts receivable, net	92,877	123,804
Inventories, net (includes LIFO debit of $6,555 and $3,207 as of Dec. 31, 2015 and 2014, respectively)	206,645	311,108
Prepaid expenses and other	7,820	20,434
Assets held for sale	-	1,125
Total current assets	308,946	458,709

Property and equipment, at cost	372,129	366,989
Accumulated depreciation	(205,591)	(189,603)
Net property and equipment	166,538	177,386

Goodwill	-	16,951
Intangible assets, net	24,757	33,646
Other long-term assets	13,229	14,056
Total assets	$513,470	$700,748

Liabilities

Current portion of long-term debt	$2,690	$3,530
Accounts payable	55,685	91,252
Accrued payroll	6,884	10,224
Other accrued liabilities	11,801	26,971
Total current liabilities	77,060	131,977
Credit facility revolver	145,800	244,090
Other long-term liabilities	11,419	13,249
Deferred income taxes	24,496	30,651
Total liabilities	258,775	419,967

Shareholders' Equity

Preferred stock	-	-
Common stock	128,129	126,339
Treasury stock	(699)	-
Accumulated other comprehensive loss	(70)	(549)
Retained earnings	127,335	154,991
Total shareholders' equity	254,695	280,781
Total liabilities and shareholders' equity	$513,470	$700,748

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	(unaudited)		(audited)
	2015	2014	2015	2014
Net sales
Carbon flat products	$150,992	$225,994	$765,400	$985,039
Specialty metals flat products	40,700	46,903	192,516	206,692
Tubular and pipe products	45,813	53,796	217,627	244,539
Total net sales	$237,505	$326,693	$1,175,543	$1,436,270

Depreciation and amortization
Carbon flat products	$2,987	$3,170	$12,200	$14,250
Specialty metals flat products	173	203	698	805
Tubular and pipe products	1,556	1,375	6,036	5,624
Corporate	26	26	102	101
Total depreciation and amortization	$4,742	$4,774	$19,036	$20,780

Operating income (loss)
Carbon flat products	$(6,288)	$(3,518)	$(7,217)	$6,306
Specialty metals flat products	(734)	1,305	(1,074)	6,109
Tubular and pipe products	2,140	1,091	12,583	10,185
Corporate	(1,797)	(1,704)	(7,120)	(7,972)
Impairment	(500)	(23,836)	(24,951)	(23,836)
Total operating income (loss)	$(7,179)	$(26,662)	$(27,779)	$(9,208)

Other income (loss), net	16	(104)	(125)	(126)
Income (loss) before interest and income taxes	(7,163)	(26,766)	(27,904)	(9,334)
Interest and other expense on debt	1,251	1,646	5,690	6,780
Income (loss) before income taxes	$(8,414)	$(28,412)	$(33,594)	$(16,114)

Capital expenditures
Flat products	$1,041	$(321)	$4,295	$4,540
Tubular and pipe products	259	941	3,022	3,273
Corporate	-	-	-	21
Total capital expenditures	$1,300	$620	$7,317	$7,834

	At Dec. 31,	At Dec. 31,
	2015	2014
Goodwill
Flat products	$-	$500
Tubular and pipe products	-	16,451
Total goodwill	$-	$16,951

Assets
Flat products	$329,885	$496,253
Tubular and pipe products	183,129	203,937
Corporate	456	558
Total assets	$513,470	$700,748

Other Information:
(in thousands, except per-share data)	At Dec. 31,
	2015	2014

Shareholders' equity per share	$23.25	$25.55
Debt-to-equity ratio	0.58 to 1	0.88 to 1

	Twelve Months Ended
	Dec. 31,
	2015	2014

Net cash from (used for) operating activities	$107,485	$(39,584)
Cash dividends per share	$0.08	$0.08

CONTACT:
IR Contact:
Olympic Steel Investor Relations
Matthew J. Dennis, CFA, 216-672-0522